Contact:

Kearstin Patterson

Associate Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Reports 2007 Fourth Quarter and

Year-end Results

– Year Marked by Strong Cash Position, Positive Orthopedic Data and Progressing

Clinical Trials –

Franklin, Tenn. – March 12, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and twelve months ended December 31, 2007. For the three months ended December 31, 2007, the Company reported a net loss of $6.9 million or $(0.37) per share, compared to a net loss of $5.3 million, or $(0.34) per share, for the same period in 2006. For the full year, the Company reported a net loss of $24.6 million, or $(1.37) per share, compared to a net loss of $17.2 million, or $(1.62) per share, for 2006. The Company ended the year with $67.3 million of cash and cash equivalents and investments in marketable securities.

In January 2008, the Company completed the sale of its remaining orofacial therapeutic business to its marketing partner Luitpold Pharmaceuticals, Inc. (a U.S. subsidiary of Daiichi-Sankyo Co., Ltd.), including the rights to the downstream formulation, fill, finish manufacturing and kitting of GEM 21S® Growth-factor Enhanced Matrix. The sale agreement provides that the Company will receive $40.0 million as a result of the sale transaction, plus approximately $3.4 million from the sale of existing inventory. In addition, the Company will receive ongoing royalty payments based on net sales of GEM 21S and other products that are based on adapting the Company’s technology to future products in the orofacial therapeutic field. As of March 12, 2008, the Company had received approximately $33.4 million of the total expected proceeds of the sale.

Year End Company Highlights

During 2007 and the first part of 2008, the Company made significant advancements in its product development programs and other critical business areas:

GEM OS1:

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Concluded nine month follow up on all 60 patients in the GEM OS1 Bone Graft foot and ankle registration trial in Canada. The results from the study demonstrated that 90% of the patients, which included a large percentage of high risk individuals, achieved a successful outcome based upon return to full weight-bearing (FWB) and lack of need for revision surgery. The high level of success achieved in this study suggests that the GEM OS1 treated patients had fusion rates comparable to those expected using autogenous bone graft (ABG), the current gold standard for bone grafting materials, but without the morbidity and extra operating room time required to harvest ABG. The Company expects to file the Device License Application (DLA) required for product approval of GEM OS1 in Canada in the second quarter of 2008 with anticipated approval around year end.

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Initiated U.S. pivotal study with GEM OS1 for the treatment of foot and ankle fusions. This study is a randomized, controlled, non-inferiority trial comparing GEM OS1 to autograft. The study is randomized 2:1 (GEM OS1: autograft) and is approved for enrollment of 396 patients at up to 28 sites. Approximately one-third, 125 patients, had been enrolled as of March 6, 2008. Completion of enrollment is expected in the fall of 2008. The primary endpoint is percent of patients fused on CT scans at six months after surgery.

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Initiated EU registration study with GEM OS1 for the treatment of foot and ankle fusions. This study is an open label trial in which all patients will receive GEM OS1 treatment. The study is approved for enrollment of up to 125 patients at up to 10 sites. Approximately one-half, 65 patients, had been enrolled as of March 6, 2008. Completion of enrollment is expected in the fall of 2008.

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Reported results from a 20 patient U.S. pilot study evaluating GEM OS1 versus autograft for the treatment of foot and ankle fusions. Results from the study suggest that GEM OS1 and autograft were comparable for stimulating bone fusion.

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Reported preliminary results from a Swedish distal radius (wrist) fracture pilot study demonstrating accelerated bone regeneration at earlier time points in patients treated with GEM OS1 combined with external fixation compared to patients treated with external fixation alone.

GEM OS2:

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Initiated and completed enrollment in a 10 patient pilot trial in Canada to evaluate GEM OS2 Injectable Bone Graft for the treatment of foot and ankle fusions. The Company expects to have data available from this study in the second half of 2008.

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Initiated and completed enrollment in a 20 patient pilot trial in Sweden to evaluate GEM OS2 for the treatment of distal radius fractures, using a minimally invasive approach. The Company expects to have data available from this study in the second half of 2008.

Other:

-	Completed secondary public offering in February 2007, selling approximately 2.5 million primary shares of common stock with net proceeds to the Company of approximately $40 million.
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Initiated design and construction activities on a new GMP (good manufacturing practices) sterile fill, finish manufacturing and quality testing facility located adjacent to the Company’s current headquarters. During 2007, the Company, together with the developer, secured a commitment for a $5 million grant plus tax abatements from the state of Tennessee and local governments to off-set a portion of the construction costs.

“The past year has been an extraordinary one for BioMimetic; we advanced our lead orthopedic product candidate into pivotal clinical trials in the U.S., EU and Canada while efficiently raising capital, giving us nearly $100 million in cash to advance development of our orthopedic, spine and sports medicine product opportunities,” said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. “We continue to be very encouraged by the successes that we have seen to date with our product candidates across multiple clinical indications, demonstrating the strength of our platform technology to stimulate bone regeneration and thereby potentially providing better treatment options for millions of patients suffering bone injuries or deterioration. While we have significant challenges ahead of us in 2008, we also have tremendous opportunities. If the safety and efficacy achieved with GEM 21S can be replicated using GEM OS1 in the ongoing orthopedic trials, as the promising results so far suggest, we believe that BMTI will be positioned as a leader in the field of regenerative medicine and orthobiologics.”

Additional Financial Results

For the three months ended December 31, 2007, the Company reported revenues of $4.5 million, which includes $3.6 million of product sales of GEM 21S to Luitpold, $0.7 million of royalty income and $0.2 million of sublicense fee income. This compares to revenues of $1.9 million for the three months ended December 31, 2006.

For the twelve months ended December 31, 2007, total revenues were $7.0 million, which includes $5.0 million of product sales of GEM 21S to Luitpold, $1.2 million of royalty income and $0.7 million of sublicense fee income. This compares to revenues of $4.1 million for the twelve months ended December 31, 2006. The 2007 revenues include a $2.4 million increase in product sales revenue, which is primarily attributable to an approximately 80% increase in units sold to Luitpold in 2007.

Research and development expenses totaled $6.0 million for the three months ended December 31, 2007, compared to $3.9 million for the three months ended December 31, 2006. For the twelve months ended December 31, 2007, research and development expenses were $19.2 million, compared to $11.7 million for the twelve months ended December 31, 2006. The increase in 2007 research and development expenses was primarily due to clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.

General and administrative expenses were $2.8 million for the three months ended December 31, 2007, compared to $2.0 million for the three months ended December 31, 2006. For the twelve months ended December 31, 2007, general and administrative expenses totaled $8.8 million, compared to $6.5 million for the twelve months ended December 31, 2006. The increase in 2007 general and administrative expenses was partially attributable to an increase in salaries, wages and stock based compensation expenses resulting from a net increase of six new general and administrative employees. In addition, costs have increased due to higher professional fees, higher costs of operating as a public company, including costs to implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and the facilities expansion to accommodate the Company’s growth.

2008 Financial Guidance

The Company had approximately $67 million of cash, cash equivalents and investments in marketable securities as of December 31, 2007. Based on current operating plans, forecasted timing and cost of clinical trials and other product development programs, the Company anticipates its 2008 year-end balance of cash, cash equivalents and marketable securities to range from $71 to $78 million, and anticipates that its net cash flow will be between $4 and $11 million, including $10 million in additional milestone payments that the Company anticipates receiving in the fourth quarter of 2008 from Luitpold Pharmaceuticals, its GEM 21S marketing partner. Income before income taxes for the year ending December 31, 2008 is forecasted to be in the range of $2 to $9 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast today, March 12, 2008, at 4:30 p.m. EDT to discuss the 2007 fourth quarter and year-end financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on March 12, 2008 by dialing 888-713-4205 (passcode: 95474120). The international dial in number is 617-213-4862, and the same passcode applies. Participants should dial in 10 minutes prior to the call if they have not pre-registered.

About BioMimetic Therapeutics

BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease. Currently, the Company has clinical trials ongoing with its product candidates GEM OS1 and GEM OS2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s product and lead product candidates all combine recombinant human platelet derived growth factors (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

GEM 21S® is a registered trademark of Luitpold Pharmaceuticals, Inc., who owns and markets that product through its Osteohealth Company division for use in periodontal and cranio-maxillofacial applications.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

BIOMIMETIC THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$25,482,587	$47,064,589
Certificates of deposit	—	1,000,000
Receivables - trade	2,243,318	1,448,321
Receivables - other	1,144,755	391,528
Inventory	—	3,407,256
Prepaid expenses	681,189	603,362
Assets held for sale	3,436,911	—
Total current assets	32,988,760	53,915,056
Marketable securities	41,800,000	—
Inventory	787,132	—
Receivables - related party	—	106,831
Property and equipment, net	5,559,930	3,933,037
Capitalized patent license fees, net	6,003,321	7,429,717
Deposits	2,478,823	10,000
Total assets	$89,617,966	$65,394,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,150,093	$1,108,601
Accrued payroll, employee benefits and payroll taxes	1,665,838	1,044,903
Other accrued expenses	1,201,277	1,213,514
Current portion of capital lease obligations	17,351	12,443
Deferred liability	1,250,000	1,250,000
Deferred revenue	973,849	714,750
Total current liabilities	9,258,408	5,344,211
Accrued rent - related party	362,200	254,494
Capital lease obligations	52,900	48,712
Deferred liability	—	1,250,000
Deferred revenue	17,492,055	13,496,692
Total liabilities	27,165,563	20,394,109
Stockholders’ equity:
Common stock, $0.001 par value; 37,500,000 shares authorized; 18,351,312 shares issued and outstanding as of December 31, 2007; 15,649,362 shares issued and outstanding as of December 31, 2006	18,351	15,649
Additional paid-in capital	126,791,861	84,760,940
Accumulated deficit	(64,357,809)	(39,776,057)
Total stockholders’ equity	62,452,403	45,000,532
Total liabilities and stockholders’ equity	$89,617,966	$65,394,641

BIOMIMETIC THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales	$3,638,581	$1,362,788	$5,039,608	$2,592,228
Royalty income	654,620	332,684	1,213,481	569,065
Sublicense fee income	209,708	178,919	740,630	709,841
Collaborative research and development	—	8,870	—	224,146
Rental income	8,775	15,901	36,565	38,659
Total revenues	4,511,684	1,899,162	7,030,284	4,133,939
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	2,528,861	1,118,890	3,939,538	2,211,770
Research and development	5,972,589	3,885,684	19,218,378	11,675,882
General and administrative	2,834,424	2,028,728	8,828,870	6,516,502
Depreciation and capital lease amortization	332,390	258,084	1,129,816	842,208
Patent license fee amortization	590,180	534,649	2,233,698	2,115,987
	12,258,444	7,826,035	35,350,300	23,362,349
Loss from operations	(7,746,760)	(5,926,873)	(28,320,016)	(19,228,410)
Interest income, net	270,107	636,157	1,710,085	2,165,033
Investment income, net	586,179	—	1,951,545	—
Gain (loss) on disposal of equipment	4,024	—	2,343	(687)
Loss before income taxes	(6,886,450)	(5,290,716)	(24,656,043)	(17,064,064)
Income tax benefit	—	—	(74,291)	—
Net loss	(6,886,450)	(5,290,716)	(24,581,752)	(17,064,064)
Preferred stock accretion	—	—	—	(132,026)
Net loss attributable to common stockholders	$(6,886,450)	$(5,290,716)	$(24,581,752)	$(17,196,090)
Basic and diluted net loss per share attributable to common stockholders	$(0.37)	$(0.34)	$(1.37)	$(1.62)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	18,337,001	15,641,237	17,951,147	10,589,969